Exhibit 1.1

EXECUTION COPY
PHILIP MORRIS INTERNATIONAL INC.
EURO MEDIUM TERM NOTE PROGRAMME

DEALER AGREEMENT

THIS AGREEMENT is made on 13 March 2009

BETWEEN
(1)	PHILIP MORRIS INTERNATIONAL INC. (the “Issuer”); and

(2)
BANCA IMI S.p.A., BANCO BILBAO VIZCAYA ARGENTARIA, S.A., BANCO SANTANDER, S.A., BARCLAYS BANK PLC, BNP PARIBAS, CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE SECURITIES (EUROPE) LIMITED, DEUTSCHE BANK AG, LONDON BRANCH, GOLDMAN SACHS INTERNATIONAL, HSBC BANK PLC, ING BANK N.V., J.P. MORGAN SECURITIES LTD., THE ROYAL BANK OF SCOTLAND PLC AND SOCIÉTÉ GÉNÉRALE (the “Dealers” which expression shall include any institution(s) appointed as a Dealer in accordance with Clause 13.1.2 (New Dealer) or Clause 13.1.3 (Dealer for a day), and save as specified herein, exclude any institutions(s) whose appointment as a Dealer has been terminated in accordance with Clause 13.1.1 (Termination) or which has resigned in accordance with Clause 13.2 (Resignation) provided that where any such institution has been appointed as Dealer in relation to a particular Tranche (as defined below) the expression “Dealer” or “Dealers” shall only mean or include such institution in relation to such Tranche).

WHEREAS
(A)
The Issuer has established a programme (the “Programme”) for the issuance of notes (the “Notes”), in connection with which Programme the Issuer has entered into the Agency Agreement and has executed and delivered the Trust Deed referred to below.

(B)
The Issuer has made applications to the United Kingdom Financial Services Authority (the “FSA”) for Notes issued under the Programme to be admitted to listing on the Official List of the FSA and to trading on the Regulated Market of the London Stock Exchange plc (the “London Stock Exchange”). The Regulated Market of the London Stock Exchange is a regulated market for the purposes of Directive 2004/39/EC on markets in financial instruments. Notes may also be issued on the basis that they will not be admitted to listing, trading and/or quotation by any competent authority, stock exchange and/or quotation system or that they will be admitted to listing, trading and/or quotation by such other or further competent authorities, stock exchanges and/or quotation systems as may be agreed with the Issuer.

(C)
In connection with the Programme, the Issuer has prepared a base prospectus dated 13 March 2009 which has been approved by the FSA as a base prospectus issued in compliance with Directive 2003/71/EC (the “Prospectus Directive”) and relevant implementing measures in the United Kingdom.

(D)	Each Tranche of Notes will be issued either (1) pursuant to the Base Prospectus (as defined below) as amended and/or supplemented by a document specific to such

Tranche describing the final terms of the relevant Tranche (the “Final Terms”) or (2) in a separate prospectus specific to such Tranche (the “Drawdown Prospectus”).

(E)	The parties wish to record the arrangements agreed between them in relation to the issue by the Issuer and the subscription by Dealers from time to time of Notes issued under the Programme.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

All terms and expressions which have defined meanings in the Base Prospectus and the Trust Deed shall have the same meanings in this Agreement except where the context requires otherwise or unless otherwise stated. In addition, in this Agreement the following expressions have the following meanings:

this “Agreement” includes any amendment or supplement hereto (including any confirmation or agreement given or executed pursuant to Clause 13.1.2 (New Dealer) or Clause 13.1.3 (Dealer for a day) whereby an institution becomes a Dealer hereunder but excluding any Relevant Agreement) and the expressions “herein” and “hereto” shall be construed accordingly;

“Base Prospectus” means the base prospectus prepared in connection with the Programme, including documents incorporated by reference into it, as the same may be amended or supplemented from time to time provided, however, that:

(a)	in relation to each Tranche of Notes, the relevant Final Terms shall be deemed to be included in the Base Prospectus; and

(b)
for the purposes of Clause 4.2 (Representations and warranties deemed repeated upon issue of Notes), in the case of a Tranche of Notes which is the subject of Final Terms each reference in Clause 4.1 (Representations and warranties) to the Base Prospectus shall mean the Base Prospectus as the same may be amended or supplemented at the date of the Relevant Agreement without regard (subject as provided in (a) above) to any subsequent amendment or supplement to it unless the Mandated Dealer has agreed thereto in accordance with Clause 5.17 (Supplement to Base Prospectus or any Drawdown Prospectus);

“Common Safekeeper” means an ICSD in its capacity as common safekeeper or a person nominated by the ICSDs to perform the role of common safekeeper;

“Event of Default” means one of those circumstances described in Condition 14 (Events of Default);

“FSMA” means the Financial Services and Markets Act 2000;

“ICSDs” means Clearstream, Luxembourg and Euroclear;

“Indemnified Person” means, in respect of the indemnity contained in Clause 6.1, each Dealer, or in respect of the indemnity contained in Clause 6.2, the Issuer and in each case their respective Related Parties;

“Loss” means any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses and any value added tax thereon);

“Mandated Dealer” means, in relation to a Relevant Agreement which is made between the Issuer and more than one Dealer, the institution specified as such or as the Lead Manager in the relevant Final Terms and/or in such Relevant Agreement; and, in relation to a Relevant Agreement which is made between the Issuer and a single Dealer, such Dealer;

“Programme Manual” means the programme manual (containing suggested forms and operating procedures for the Programme) dated 13 March 2009 and signed for the purposes of identification by the Issuer, the Trustee and the Principal Paying Agent, as the same may be amended or supplemented from time to time by agreement:

(a)	in the case of the Programme, between the Issuer, the Trustee, the Principal Paying Agent, the Registrar and the Arranger; or

(b)	in the case of a particular Tranche of Bearer Notes, between the Issuer, the Principal Paying Agent, the Trustee and the Mandated Dealer; or

(c)	in the case of a particular Tranche of Registered Notes, between the Issuer, the Trustee, the Registrar and the Mandated Dealer;

“Related Party” means, in respect of any person, any affiliate of that person or any officer, director, employee or agent of that person or any such affiliate or any person by whom any of them is controlled (where the words “affiliate” and controlled” have the meanings given to them by the Securities Act and the regulations thereunder);

“Relevant Agreement” means an agreement in writing, concluded in accordance with Clause 2 (Issuing Notes), between the Issuer and any Dealer(s) for the issue by the Issuer and the subscription by such Dealer(s) (or on such other basis as may be agreed between the Issuer and the relevant Dealer(s) at the relevant time) of any Notes and shall include, without limitation, any agreement in the form or based on the form set out in Schedule 3 (Pro Forma Subscription Agreement);

“Relevant Dealer(s)” means, in relation to a Relevant Agreement, the Dealer(s) which is/are party to that Relevant Agreement;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Stabilising Manager” means, in relation to any Tranche of Notes, the Dealer or Dealers specified as the Stabilising Manager(s) in the relevant Final Terms or, as the case may be, the relevant Drawdown Prospectus;

“Terms and Conditions” means, in relation to any Notes, the terms and conditions applicable to such Notes set out in the Base Prospectus as amended, supplemented and/or replaced by the relevant Final Terms or, as the case may be, the relevant Drawdown Prospectus and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Transparency Directive” means Directive 2004/109/EC;

“Trust Deed” means the trust deed made between the Issuer and the Trustee dated 13 March 2009; and
“Trustee” means HSBC Corporate Trustee Company (UK) Limited.

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause, a sub-clause or a Schedule is, unless otherwise stated, to a clause or sub-clause hereof or a schedule hereto.

1.3	Legislation

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.4	Other agreements

Save as provided in the definition of “Base Prospectus” above, all references in this Agreement to an agreement, instrument or other document (including the Agency Agreement, the Trust Deed and the Base Prospectus) shall be construed as a reference to that agreement, instrument or other document as the same may be amended, supplemented, replaced or novated from time to time.

1.5	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

1.6	Regulated markets

Any reference in this Agreement to a regulated market shall be construed as a reference to a regulated market within the meaning given in the Prospectus Directive.

2.	ISSUING NOTES

2.1	Basis of agreements to issue; uncommitted facility

The Issuer and the Dealers agree that any Notes which may from time to time be agreed between the Issuer and any Dealer(s) to be issued by the Issuer and subscribed by such Dealer(s) shall be issued and subscribed on the basis of, and in reliance upon, the representations, warranties, undertakings and indemnities made or given or provided to be made or given pursuant to the terms of this Agreement. Unless otherwise agreed, neither the Issuer nor any Dealer(s) is, are or shall be under any obligation to issue or subscribe any Notes.

2.2	Procedures

Prior to the conclusion of any Relevant Agreement the Mandated Dealer shall communicate the proposed terms of the Relevant Agreement, including without limitation full details of the Dealers’ commissions, to the Issuer in writing and the Relevant Agreement shall be deemed to have been concluded when the Issuer confirms its acceptance of those terms to the Mandated Dealer in writing;

2.3	Upon the conclusion of any Relevant Agreement and subject as provided in Clause 3.1 (Conditions precedent to first issue of Notes):
2.3.1	Preparation of Final Terms or Drawdown Prospectus: the Issuer shall promptly confirm such terms to the Principal Paying Agent in writing (by fax), and either:
(a)
the Issuer or, if the Mandated Dealer so agrees with the Issuer, the Mandated Dealer will prepare or procure the preparation by the Principal Paying Agent of the Final Terms in relation to the relevant Notes for approval (such approval not to be unreasonably withheld or delayed) by the Mandated Dealer or, as the case may be, the Issuer and execution on behalf of the Issuer; or

(b)	the Issuer will prepare the Drawdown Prospectus in relation to the relevant Notes for approval (such approval not to be unreasonably withheld or delayed) by the Mandated Dealer;
2.3.2
Issue of Notes: the Issuer shall on the agreed Issue Date of the relevant Notes procure the issue of such Notes in the relevant form (subject to amendment and completion) scheduled to the Trust Deed and shall procure their delivery to or to the order of the Relevant Dealer(s);

2.3.3
Payment of net proceeds: the Relevant Dealer(s) shall for value on the agreed Issue Date of the relevant Notes procure the payment to the Issuer of the net proceeds of the issue of the Notes (namely, the agreed issue or sale price thereof plus any accrued interest and less any agreed commissions, concessions or other agreed deductibles);

2.3.4
Single Dealer Drawdown: where a single Dealer has agreed with the Issuer to subscribe a particular Tranche pursuant to this Clause 2, if requested by the Relevant Dealer in relation to such Tranche the Issuer and the Relevant Dealer shall enter into a subscription agreement based on the form set out in Schedule 3 (Pro Forma Subscription Agreement) or such other form as may be agreed between the Issuer and the Relevant Dealer;

2.3.5
Syndicated Drawdown: where more than one Dealer has agreed with the Issuer to subscribe a particular Tranche pursuant to this Clause 2, unless otherwise agreed between the Issuer and the Relevant Dealers:

(a)	the obligations of the Relevant Dealers so to subscribe the Notes shall be joint and several; and

(b)
in relation to such Tranche the Issuer and the Relevant Dealers shall enter into a subscription agreement in the form or based on the form set out in Schedule 3 (Pro Forma Subscription Agreement) or such other form as may be agreed between the Issuer and the Relevant Dealers; and

2.3.6
Programme Manual: the procedures which the parties intend should apply to non-syndicated issues of Notes are set out in Schedule 1 (Settlement Procedures for Non-Syndicated Issues of Notes) to the Programme Manual. The procedures which the parties intend should apply to syndicated issues of Notes are set out in Schedule 2 (Settlement Procedures for Syndicated Issues of Notes) to the Programme Manual.

3.	CONDITIONS PRECEDENT

3.1	Conditions precedent to first issue of Notes

Before any Notes may be issued under the Programme after the date of this Agreement, each Dealer must have received and found satisfactory all of the documents and confirmations described in Schedule 2 (Initial Conditions Precedent). Each Dealer will be deemed to have received and found satisfactory all of such documents and confirmations unless, within five London business days of receipt of such documents and confirmations, it notifies the Issuer and the other Dealers to the contrary. The obligations of the Dealers under Clause 2.3.3 (Payment of net proceeds) are conditional upon each Dealer having received and found satisfactory (or being deemed to have received and found satisfactory) all of the documents and confirmations described in Schedule 2 (Initial Conditions Precedent).

3.2	Conditions precedent to any issue of Notes

In respect of any issue of Notes under the Programme, the obligations of the Relevant Dealer(s) in the Relevant Agreement are conditional upon:
3.2.1
Execution and delivery of Notes and Final Terms or Drawdown Prospectus: the relevant Notes and the relevant Final Terms or, as the case may be, Drawdown Prospectus having been completed, executed (which execution may, in the case of Notes, be done in any way envisaged by clause 4 of the Agency Agreement) and delivered as appropriate by the Issuer in accordance with the terms of this Agreement, the Relevant Agreement, the Agency Agreement, the Trust Deed and the Programme Manual substantially in the respective forms agreed between the Issuer and the Relevant Dealer(s);

3.2.2	No material adverse change: since the date of the Relevant Agreement, there having been no adverse change, or any development reasonably likely to involve an adverse change, in the consolidated condition (financial or other) results of operations or business affairs of the Issuer or any of its Subsidiaries that is material in the context of the issue of the relevant Notes and that is not set out in the Base Prospectus;

3.2.3
Accuracy of representations and warranties: the representations and warranties by the Issuer contained herein or in any Relevant Agreement being true and accurate on the date of the Relevant Agreement and on each date on which they are deemed to be repeated with reference in each case to the facts and circumstances then subsisting;

3.2.4	No breach: the Issuer not being in breach of this Agreement or the Relevant Agreement;

3.2.5
Force majeure: there having been, since the date of the Relevant Agreement and in the opinion of the Mandated Dealer, no such change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in its view, be likely either (a) if there is more than one Relevant Dealer, to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market, or (b) if there is only one Relevant Dealer, to materially change the circumstances prevailing at the date of the Relevant Agreement;

3.2.6
No adverse change of rating: since the date of the Relevant Agreement, no internationally recognised rating agency having, in respect of any debt securities of the Issuer, issued any notice (a) downgrading such securities or (b) indicating that it intends to downgrade, or is considering the possibility of downgrading, such securities;

3.2.7
Listing and trading: in the case of Notes which are to be admitted to listing, trading and/or quotation by any competent authority, stock exchange and/or quotation system, the Mandated Dealer having received confirmation that the relevant Notes have, subject only to the execution, authentication and delivery of the relevant Global Note, been admitted to listing, trading and/or quotation by the relevant competent authority, stock exchange and/or quotation system;

3.2.8	Certificate: if there is more than one Relevant Dealer, a certificate dated as at the relevant Issue Date signed by a director or other equivalent senior officer of the Issuer to the effect that:
(a)
the Base Prospectus or, as the case may be, the Drawdown Prospectus contains all material information relating to the assets and liabilities, financial position, profits and losses of the Issuer and nothing has happened or is expected to happen which would require the Base Prospectus or, as the case may be, the Drawdown Prospectus to be supplemented or updated;

(b)
the representations and warranties deemed to be made by the Issuer on the Issue Date pursuant to Clause 4.2 (Representations and warranties deemed repeated upon issue of Notes) are true and correct; and

(c)	the Issuer is in compliance with its undertakings under Clause 5 (Undertakings by the Issuer);
3.2.9
Calculations or determinations: any calculations or determinations which are required by the Terms and Conditions of the relevant Notes to be made prior to the date of issue of such Notes having been duly made;

3.2.10
Legal opinions and comfort letters, etc.: the Mandated Dealer having received such legal opinions and comfort letters as may be required to be delivered pursuant to Clauses 5.11 (Legal opinions) and 5.12 (Auditors’ comfort letters) and such other opinions, documents, certificates, agreements or information specified in the Relevant Agreement as being conditions precedent to the purchase or subscription of the particular Tranche of Notes (in each case in a form satisfactory to the Mandated Dealer); and

3.2.11
New Global Note form: if the relevant Final Terms or, as the case may be, the relevant Drawdown Prospectus specify that the New Global Note form is applicable, the Mandated Dealer having received (in a form satisfactory to the Mandated Dealer):

(a)
if the New Global Note requires an ICSD to be Common Safekeeper, a duly executed or conformed copy of the authorisation from the Issuer to the relevant ICSD acting as Common Safekeeper to effectuate the relevant Global Note; and

(b)
if the New Global Note requires an ICSD to be Common Safekeeper, a duly executed or conformed copy of the election form pursuant to which the Principal Paying Agent has elected an ICSD as Common Safekeeper in accordance with clause 4.17 (Election of Common Safekeeper) of the Agency Agreement.

3.3	Waiver of conditions precedent

The Mandated Dealer may, in its discretion, waive any of the conditions contemplated in Clause 3.1 (Conditions precedent to first issue of Notes) and Clause 3.2 (Conditions precedent to any issue of Notes) by notice in writing to the Issuer, subject to the following provisions:

3.3.1	Relevant Agreement: any such waiver shall apply to such conditions only as they relate to the Notes the subject of the Relevant Agreement;

3.3.2	Relevant Dealers: where there is more than one Dealer party to the Relevant Agreement, any such waiver shall be given on behalf of the other Dealer(s) party to the Relevant Agreement in question;

3.3.3	Specific waiver: any condition so waived shall be deemed to have been satisfied as regards such Dealer(s) alone and only for the purposes specified in such waiver;

3.3.4
Authority: it may not waive the condition contained in Clause 3.2.3 (Accuracy of representations and warranties) so far as it relates to the representation and warranty contained in Clause 4.1.15 (No issue in excess of authority).

3.4	Termination of Relevant Agreement

If any of the conditions contemplated in Clause 3.1 (Conditions precedent to first issue of Notes) and Clause 3.2 (Conditions precedent to any issue of Notes) is not satisfied and, if not satisfied, is not waived by the Mandated Dealer on or before the Issue Date of any relevant Tranche, the Mandated Dealer shall, subject as mentioned below, be entitled to terminate the Relevant Agreement and, in that event, the parties to such Relevant Agreement shall be released and discharged from their respective obligations thereunder (except for any rights or liabilities which may have arisen in respect of that Tranche pursuant to Clauses 4, 5, 6 or 7 of this Agreement or any liability of the Issuer (under the terms of the Relevant Agreement) incurred prior to or in connection with such termination).

3.5	Stabilisation

In connection with the issue of any Tranche of Notes, the Dealer or Dealers (if any) named as the Stabilising Manager(s) (or persons acting on behalf of any Stabilising Manager(s)) in the applicable Final Terms or, as the case may be, Drawdown Prospectus may over allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no obligation on the Stabilising Manager(s) (or persons acting on behalf of a Stabilising Manager) to undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant Tranche of Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant Tranche of Notes and 60 days after the date of the allotment of the relevant Tranche of Notes. Such stabilising shall be conducted in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilising shall, as against the Issuer, be for the account of the Stabilising Manager(s).

4.	REPRESENTATIONS AND WARRANTIES BY THE ISSUER

4.1	Representations and warranties

The Issuer represents and warrants to the Dealers on the date hereof as follows:
4.1.1	Incorporation, capacity and authorisation: the Issuer is:
(a)	duly incorporated;

(b)	validly existing;

(c)
in good standing under the laws of its jurisdiction of incorporation with, in all material respects, full power and capacity to own or lease its property and assets and to conduct its business as described in the Base Prospectus; and

(d)	is lawfully qualified to do business in those jurisdictions in which business is conducted by it;
4.1.2	Capacity and authorisation: the Issuer has full power and capacity:
(a)	to create and issue the Notes and to execute the Trust Deed; and

(b)	to execute this Agreement, the Agency Agreement and each Relevant Agreement, and in each case to undertake and perform the obligations expressed to be assumed by it herein and therein, and the Issuer has taken all necessary corporate action to approve and authorise the same;
4.1.3
No breach: the creation, issue and sale of the Notes, the execution of this Agreement, the Agency Agreement, the Trust Deed and each Relevant Agreement and the undertaking and performance by the Issuer of the obligations expressed to be assumed by it herein and therein will not conflict with, or result in a breach of or default under:

(a)	the laws of its jurisdiction of incorporation;

(b)	any provision of its constitutive documents; or

(c)	any agreement or instrument to which it is a party or by which it is bound, which conflict, breach or default is material in the context of the Programme or any issue of Notes;
4.1.4	Legal, valid, binding and enforceable: this Agreement, the Agency Agreement and the Trust Deed constitute legal, valid, binding and enforceable obligations of the Issuer and:
(a)	upon due execution by or on behalf of the Issuer, each Relevant Agreement will constitute legal, valid, binding and enforceable obligations of the Issuer; and

(b)	upon due execution by or on behalf of the Issuer and due authentication and delivery, the Notes will constitute legal, valid, binding and enforceable obligations of the Issuer;
4.1.5
Status of the Notes: the Notes constitute direct, general and unconditional obligations of the Issuer which will at all times rank pari passu among themselves and at least pari passu with all other present and future unsecured obligations of the Issuer, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application;
4.1.6
Approvals: all authorisations, consents, notifications and approvals required by any governmental or regulatory authority or stock exchange in respect of the Issuer for or in connection with the creation, issue and sale of the Notes, the execution of this Agreement, the Agency Agreement, the Trust Deed and each Relevant Agreement, the performance by the Issuer of the obligations expressed to be undertaken by it herein and therein and the distribution of the Base Prospectus in accordance with the provisions set out in Schedule 1 Selling Restrictions) either have been or, in the case of a Relevant Agreement or issue of a particular Tranche of Notes will, prior to the issue of such Notes, have been obtained and are or will, prior to the issue of such Notes, be in full force and effect;

4.1.7
Taxation: except as described in the Base Prospectus all payments of principal and interest in respect of the Notes, and all payments by the Issuer to persons who are non-residents of the United States of America or any political sub-division thereof under this Agreement, the Agency Agreement, the Trust Deed and each Relevant Agreement, may be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States of America or any political subdivision or authority thereof or therein having power to tax;

4.1.8
Base Prospectus: the Base Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading;

4.1.9
Financial statements: the Issuer’s most recently prepared consolidated audited financial statements and any consolidated unaudited financial statements published subsequently thereto were prepared in accordance with accounting principles generally accepted in the United States of America, consistently applied (except where changes are required by such accounting principles), and give (in conjunction with the notes thereto) a true and fair view of its and its Subsidiaries’ financial condition (taken as a whole) as at the date(s) as of which they were prepared and the results of its and its Subsidiaries’ operations (taken as a whole) during the periods then ended;

4.1.10
General duty of disclosure: the Base Prospectus contains all such information as is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Issuer and of the rights attaching to the Notes and the information in the section of the Base Prospectus under the heading “General Description of the Programme” is not misleading, inaccurate or inconsistent when read with the rest of the Base Prospectus;

4.1.11
No material litigation: save as set out in the Base Prospectus, there are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened, of which the Issuer is aware) which may have, or have had during the 12 months prior to the date of the Base Prospectus, an effect on the financial position or profitability of the Issuer and its Subsidiaries which is material in the context of the Programme or the issue of Notes thereunder;

4.1.12
No material change: save as set out in the Base Prospectus, since 31 December 2008 there has been no material adverse change in the prospects, and there has been no significant change in the financial or trading position, of the Issuer and its Subsidiaries which, in either case, is material in the context of the Programme or the issue of the Notes thereunder;

4.1.13
No Event of Default: there exists no event or circumstance which is or would (with the passing of time, the giving of notice or the making of any determination) become an Event of Default in relation to any outstanding Note (or, if the relevant Notes were then in issue) an Event of Default in relation to such Notes;

4.1.14
OFAC sanctions target: None of the Issuer or any of its Subsidiaries nor, to the knowledge of the Issuer, any director, officer, agent, employee or affiliate of the Issuer or any of its Subsidiaries is currently a target of any economic sanctions administered by the Office of Foreign Assets Control of the United States Department of Treasury; and

4.1.15
No issue in excess of authority: that the Issuer will not issue any Notes in a principal amount in excess of any authorisation by the board of directors of the Issuer in force at the time of issue of such Notes.

4.2	Representations and warranties deemed repeated upon issue of Notes

In respect of each Tranche of Notes agreed as contemplated herein to be issued and subscribed, each of the representations and warranties made by the Issuer in Clause 4.1 (Representations and warranties) shall be deemed to be repeated on the date on which the Relevant Agreement is made, on the Issue Date thereof and on each intervening date, in each case, with reference to the facts and circumstances then subsisting. For the purposes of this Clause 4.2, in the case of a Tranche of Notes which is the subject of a Drawdown Prospectus, each reference in Clause 4.1 (Representations and warranties) to:

4.2.1
the Base Prospectus shall be deemed to be a reference to the relevant Drawdown Prospectus, unless any Relevant Dealer gives notice to the contrary to the Issuer before the issue of the relevant Notes; and

4.2.2	“in the context of the Programme” shall be deemed to be a reference to “in the context of the issue of the Notes”.

4.3	Representations and warranties deemed repeated upon Programme amendment

Each of the representations and warranties made by the Issuer in Clause 4.1 (Representations and warranties) shall be deemed to be repeated on each date on which a new Base Prospectus or a supplement to the Base Prospectus is published, with reference to the facts and circumstances then subsisting.

5.	UNDERTAKINGS BY THE ISSUER

The Issuer undertakes to the Dealers as follows:

5.1	Publication and delivery of Base Prospectus

The Issuer shall procure that the Base Prospectus is made available to the public in accordance with the requirements of the Prospectus Directive and relevant implementing measures in the United Kingdom. In addition the Issuer shall deliver to the Dealers, without charge, on the date of this Agreement and hereafter from time to time as requested as many copies of the Base Prospectus as the Dealers may reasonably request.

5.2	Change in matters represented

The Issuer shall notify the Dealers as soon as practicable of anything which has or is reasonably likely to have rendered, or will or is reasonably likely to render, untrue or incorrect in any respect which is, in the context of the Programme or any issue of Notes, material any representation and warranty by the Issuer in this Agreement as if it had been made or given at such time with reference to the facts and circumstances then subsisting.

5.3	Non-satisfaction of conditions precedent

If, at any time after entering into a Relevant Agreement under Clause 2 (Issuing Notes) and before the issue of the relevant Notes, the Issuer becomes aware that the conditions specified in Clause 3.2 (Conditions precedent to any issue of Notes) will not be satisfied in relation to that issue, the Issuer shall forthwith notify the Relevant Dealer(s) to this effect giving reasonable details thereof.

5.4	Updating of the Base Prospectus

The Issuer shall update or amend the Base Prospectus (following consultation with the Arranger which will consult with the Dealers) by the publication of a supplement thereto or a new Base Prospectus in a form approved by the Dealers:

5.4.1	Annual update: on or before each anniversary of the date of the Base Prospectus; and

5.4.2
Material change: in the event that a significant new factor, material mistake or inaccuracy relating to the information included in the Base Prospectus arises or is noted which is capable of affecting the assessment of any Notes which may be issued under the Programme.

The Issuer shall procure that any such supplement to the Base Prospectus or any such new Base Prospectus is made available to the public in accordance with the requirements of the Prospectus Directive and relevant implementing measures in the United Kingdom. In addition the Issuer shall deliver to the Dealers, without charge, from time to time as requested as many copies of any such supplement to the Base Prospectus or any such new Base Prospectus as the Dealers may reasonably request.

5.5	Drawdown Prospectus

The Issuer shall procure that each (if any) Drawdown Prospectus is made available to the public in accordance with the requirements of the Prospectus Directive and relevant implementing measures in the United Kingdom. In addition the Issuer shall deliver to the relevant Mandated Dealer on behalf of the Relevant Dealer(s), without charge, from time to time as requested as many copies of the Drawdown Prospectus as the Relevant Dealer(s) may reasonably request. Without prejudice to its obligations under applicable law, the Issuer shall at the reasonable request of the relevant Mandated Dealer at any time prior to the later of completion (in the view of relevant Mandated Dealer) of the offer of the relevant Notes and, if an application will be made for the relevant Notes to be admitted to trading on a regulated market, such admission amend or supplement the Drawdown Prospectus to the satisfaction of the relevant Mandated Dealer and the relevant competent authority. The Issuer shall procure that any such amended Drawdown Prospectus or supplementary Drawdown Prospectus is made available to the public in accordance with the requirements of the Prospectus Directive and relevant implementing measures in the United Kingdom. In addition the Issuer shall deliver to the relevant Mandated Dealer on behalf of the Relevant Dealer(s), without charge, from time to time as requested as many copies of the relevant amended Drawdown Prospectus or supplementary Drawdown Prospectus as the Relevant Dealer(s) may reasonably request.

5.6	Other information

Without prejudice to the generality of the foregoing, the Issuer shall from time to time promptly furnish to each Dealer such information relating to the Issuer as such Dealer may reasonably request. For greater certainty, this Clause shall not require the Issuer to disclose any unpublished price-sensitive information to any Dealer.

5.7	Listing and trading

If, in relation to any issue of Notes, it is agreed between the Issuer and the Mandated Dealer to apply for such Notes to be admitted to listing, trading and/or quotation by one or more competent authorities, stock exchanges and/or quotation systems, the Issuer undertakes to use its reasonable endeavours to obtain and maintain the admission to listing, trading and/or quotation of such Notes by the relevant competent authority, stock exchange and/or quotation system until none of the Notes is outstanding; provided, however, that if it is impracticable or unduly burdensome to maintain such admission to listing, trading and/or quotation, the Issuer shall use its reasonable endeavours to obtain and maintain as aforesaid an admission to listing, trading and/or quotation for the Notes on such other competent authorities, stock exchanges and/or quotation systems as they may (with the approval of the Mandated Dealer) decide and the Issuer shall be responsible for any fees incurred in connection therewith.

5.8	Amendment of Programme documents

The Issuer undertakes that it will not, except with the consent of the Dealers (such consent not to be unreasonably withheld or delayed), terminate the Agency Agreement or the Trust Deed or effect or permit to become effective any amendment to any such agreement or deed which, in the case of an amendment, would or might adversely affect the interests of any holder of Notes issued before the date of such amendment.

5.9	Change of Agents

The Issuer undertakes that it will not, except with the consent of the Arranger (such consent not to be unreasonably withheld or delayed), appoint a different Principal Paying Agent, Registrar, Paying Agent(s) or Transfer Agent(s) under the Agency Agreement and that it will promptly notify each of the Dealers of any change in the Principal Paying Agent, Registrar, Paying Agent(s) or Transfer Agent(s) under the Agency Agreement.

5.10	Authorised representative

The Issuer will notify the Dealers promptly in writing if any of the persons named in the list referred to in paragraph 3 of Schedule 2 (Initial Conditions Precedent) ceases to be authorised to take action on behalf of the Issuer or if any additional person becomes so authorised together, in the case of an additional authorised person, with evidence satisfactory to the Dealers that such person has been so authorised.

5.11	Legal opinions

The Issuer will, in each of the circumstances described in 5.11.1 to 5.11.4 below, procure the delivery to the Dealers (or the Relevant Dealer(s), as the case may be) of legal opinions (either from legal counsel which originally provided such legal opinions or from such legal counsel as may be approved by the Dealers (acting reasonably) or, as the case may be, the Mandated Dealer in respect of the Relevant Agreement in question) in such form and with such content as the Dealers (or the Relevant Dealer(s), as the case may be) may reasonably require. In the case of 5.11.1 and 5.11.2 below, such opinion or opinions shall be supplied at the expense of the Issuer and, in the case of 5.11.3 and 5.11.4 below, the expense for the supply of such opinion or opinions shall be as agreed between the Issuer and the Relevant Dealer(s). Such opinion or opinions shall be delivered:

5.11.1	Annual update: before the first issue of Notes occurring after each anniversary of the date of this Agreement;

5.11.2
Material change: if reasonably requested by any Dealer in relation to a material change or proposed material change to the Base Prospectus, this Agreement, the Agency Agreement or the Trust Deed, or any change or proposed change in applicable law or regulation, at such date as may be specified by such Dealer;

5.11.3	Syndicated issues: at the time of issue of a Tranche which is syndicated amongst a group of institutions; and

5.11.4	By agreement: on such other occasions as a Dealer and the Issuer may agree.
5.12	Auditors’ comfort letters

The Issuer will, in each of the circumstances described in 5.12.1, 5.12.2, 5.12.3, and 5.12.4 below, procure the delivery to the Dealers (or the Relevant Dealer(s), as the case may be) of a comfort letter or comfort letters from independent auditors substantially in the form provided at the date hereof, with such modifications as the Dealers (or the Relevant Dealer(s), as the case may be) may reasonably request provided, however, that no such letter or letters will be delivered in connection with the publication or issue of any annual or interim financial statements of the Issuer. In the case of 5.12.1 and 5.12.2 below, such letter or letters shall be provided at the expense of the Issuer and, in the case of 5.12.3 and 5.12.4 below, the expense for the delivery of such letter or letters shall be as agreed between the Issuer and the Relevant Dealer(s). Such letter or letters shall be delivered:

5.12.1	Annual update: before the first issue of Notes occurring after each anniversary of the date of this Agreement;

5.12.2	Material change: at any time that the Base Prospectus shall be amended, supplemented or updated where such amendment or updating concerns or contains financial information relating to the Issuer;

5.12.3	Syndicated issues: at the time of issue of any Tranche which is syndicated amongst a group of institutions; and

5.12.4	By agreement: on such other occasions as a Dealer and the Issuer may agree.
5.13	No announcements

During the period commencing on the date of a Relevant Agreement and ending on the Issue Date (or such other period as may be specified in the Relevant Agreement), the Issuer will not, without the prior consent of the Mandated Dealer (such consent not to be unreasonably withheld or delayed), make:

5.13.1	any public announcement which might reasonably be expected to have an adverse effect on the marketability of the relevant Notes; or

5.13.2
any communication which might reasonably be expected to prejudice the ability of any Relevant Dealer lawfully to offer or sell the Notes in accordance with the provisions set out in Schedule 1 (Selling Restrictions), save where such announcement is required in order to comply with any laws or regulations applicable to the Issuer or its Subsidiaries in any jurisdiction or the rules or competent authority relating to any stock exchange on which the Issuer’s equity or debt securities (or any derivatives thereof) are listed or traded.

5.14	No competing issues

During the period commencing on the date of a Relevant Agreement and ending on the Issue Date (or such other period as may be specified in the Relevant Agreement), the Issuer will not, without the prior consent of the Mandated Dealer (such consent not to be unreasonably withheld or delayed), issue or agree to issue any other notes, bonds or other debt securities of whatsoever nature outside of the United States of America where such notes, bonds or other debt securities would have the same maturity and currency as the Notes to be issued on the relevant Issue Date and are intended to be admitted to listing, trading and/or quotation by one or more competent authorities, stock exchanges and/or quotation systems.

5.15	Information on Noteholders’ meetings

The Issuer will, at the same time as it is despatched, furnish the Dealers with a copy of every notice of a meeting of the holders of any one or more Series of Notes and which is despatched at the instigation of the Issuer and will notify the Dealers as soon as reasonably practicable upon its becoming aware that a meeting of the holders of any one or more Series of Notes has been convened by holders of such Notes.

5.16	No deposit-taking

In respect of any Tranche of Notes having a maturity of less than one year, the Issuer will issue such Notes only if the following conditions apply (or the Notes can otherwise be issued without contravention of section 19 of the FSMA):

5.16.1	Selling restrictions: each Relevant Dealer represents, warrants and agrees in the terms set out in sub-clause 4.1 of Schedule 1 (Selling Restrictions); and

5.16.2
Minimum denomination: the redemption value of each such Note is not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than sterling), and no part of any Note may be transferred unless the redemption value of that part is not less than £100,000 (or such an equivalent amount).

5.17	Supplement to Base Prospectus or any Drawdown Prospectus

If, in relation to any issue of Notes, in the period from (and including) the date of the Relevant Agreement to (and including) the relevant Issue Date the Issuer publishes a supplement to the Base Prospectus or the relevant Drawdown Prospectus, it shall be unable to repeat the representations and warranties concerning the Base Prospectus or the relevant Drawdown Prospectus in Clause 4.1 (Representations and warranties) in the manner required by Clause 4.2 (Representations and warranties deemed repeated upon issue of Notes) unless the Mandated Dealer (on behalf of any other Dealers party to the Relevant Agreement) agrees otherwise.

5.18	Use of proceeds

None of the Issuer or any member of the Group will: -
5.18.1
directly or indirectly use the proceeds of the offering of the Notes for any purpose which would violate, when and as applicable, US economic sanctions or the US Foreign Corrupt Practices Act of 1977 as amended; or

5.18.2	lend, invest, contribute or otherwise make available the proceeds of the offering of the Notes to or for the benefit of any then-current Sanctions Target.

5.19	No fiduciary duty

The Issuer:
5.19.1
acknowledges and agrees that no fiduciary or agency relationship between the Issuer and any Dealer has been created in respect of any issue of Notes, irrespective of whether any Dealer has advised or is advising the Issuer on other matters; and

5.19.2	hereby waives any claims that it may have against any Dealer with respect to any breach of fiduciary duty in connection with any issue of Notes.
6.	INDEMNITY

6.1	Indemnity by the Issuer

The Issuer undertakes to each Dealer that if that Dealer or any Indemnified Person incurs any Loss arising out of, in connection with or based on:
6.1.1
Misrepresentation: any inaccuracy or alleged inaccuracy of any representation and warranty by the Issuer in this Agreement or in any Relevant Agreement (on the date of this Agreement or, as the case may be, of any Relevant Agreement or on any other date when it is deemed to be repeated) or otherwise made by the Issuer in respect of any Tranche; or

6.1.2	Breach: any breach or alleged breach by the Issuer of any of its undertakings in this Agreement or in any Relevant Agreement or otherwise made by the Issuer in respect of any Tranche,

the Issuer shall pay to that Dealer on demand an amount equal to such Loss. No Dealer shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 6.

6.2
Without prejudice to the other rights or remedies of the Issuer, each Dealer severally undertakes with the Issuer that it will hold each relevant Indemnified Person indemnified against any Losses which that Indemnified Person may incur or which may be made against it as a result of or in relation to any breach by the Dealer of the restrictions and agreements contained in Schedule 1 (Selling Restrictions); provided that no Dealer shall be liable hereunder for any Losses arising from the sale by it of any Notes to any person believed in good faith by such Dealer, on reasonable grounds and without actual knowledge on the part of the Dealer to the contrary, to be a person to whom the Notes could be sold in compliance with the provisions of Schedule 1 (Selling Restrictions).

6.3
Promptly after receipt by an Indemnified Person of notice of the commencement of any action in respect of which the indemnity contained in Clause 6.1 or 6.2 above relates, such Indemnified Person will, if a claim in respect thereof is to be made against the Issuer or, as the case may be, any Dealer under this clause (the “Indemnifier”), notify each relevant Indemnifier in writing of the commencement thereof; but the omission so to notify any relevant Indemnifier will not relieve it from any liability which it may have to any relevant Indemnified Person hereunder, (i) unless and except to the extent it did not otherwise learn of such claim and such failure results in the forfeiture by the Indemnifier of substantial rights and defences, or (ii) which it may have otherwise than under this Clause 6.

6.4
In case any such action is brought against any Indemnified Person, and it notifies each relevant Indemnifier of the commencement thereof, any relevant Indemnifier will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the relevant Indemnified Person promptly after receiving the aforesaid notice from such relevant Indemnified Person, to assume the defence thereof, with counsel satisfactory to such relevant Indemnified Person; provided, however, that if the defendants in any such action include both the Indemnified Person and any relevant Indemnifier and the Indemnified Person shall have reasonably concluded that there may be legal defences available to it and/or other Indemnified Persons which are different from or are additional to those available to each relevant Indemnifier, the Indemnified Person or Persons shall have the right to select separate counsel to assert its legal defences and to otherwise participate in the defence of such action on behalf of such Indemnified Person or Persons.

6.5
Upon receipt of notice from each relevant Indemnifier to such Indemnified Person under this Clause 6.5, no Indemnifier will be liable to the Indemnified Person for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defence thereof, unless:

(i)
the Indemnified Person shall have retained separate counsel in connection with the assertion of legal defences in accordance with the proviso in Clause 6.4 above (it being understood, however, that each relevant Indemnifier shall not be liable for the expenses of more than one separate counsel per jurisdiction, approved by the Indemnified Person for representing the Indemnified Person or Persons who are parties to such action);

(ii)
no relevant Indemnifier shall have retained counsel satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the commencement of the action; or

(iii)	the relevant Indemnifier (having assumed such defence) fails properly to make such defence;

(iv)	any relevant Indemnifier has authorised the retention of counsel for the Indemnified Person at the expense of such Indemnifier;
and except that, if sub-clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in sub-clause (i) or (iii).

6.6
The Indemnifier shall not, without the prior written consent of each Indemnified Person, settle or compromise, or consent to the entry of judgment with respect to, any pending or threatened claim in respect of which it has an obligation to indemnify the

Indemnified Person (irrespective of whether any Indemnified Person is an actual or potential defendant in, or target of, such claim) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person and each of its Related Parties from all liability arising out of the matters which are the subject of such claim. The Indemnifier shall not be liable to pay any amount under this Clause 6 to any Indemnified Person where the relevant claim has been settled or compromised without its prior written consent (which shall not be unreasonably withheld or delayed).

7.	SELLING RESTRICTIONS

Each of the parties hereto:

7.1	Schedule 1

Represents, warrants and undertakes as set out in Schedule 1 (Selling Restrictions).

7.2	Subsequent changes

Agrees that, for these purposes, Schedule 1 (Selling Restrictions) shall be deemed to be modified to the extent (if at all) that any of the provisions set out in Schedule 1 (Selling Restrictions) relating to any specific jurisdiction shall, as a result of change(s) in, or change(s) in official interpretation of, applicable laws and regulations after the date hereof, no longer be applicable.

7.3	Final Terms

Agrees that if, in the case of any Tranche of Notes, any of the provisions set out in Schedule 1 (Selling Restrictions) are modified and/or supplemented by provisions of the relevant Final Terms, then, in respect of the Issuer, the Relevant Dealers and that Tranche of Notes only, Schedule 1 (Selling Restrictions) shall further be deemed to be modified and/or supplemented to the extent described in the relevant Final Terms.

7.4	General

Agrees that the provisions of Clauses 7.2 and 7.3 shall be without prejudice to the obligations of the Dealers contained in the paragraph headed “General” in Schedule 1 (Selling Restrictions).

8.	CALCULATION AGENT

8.1	Principal Paying Agent as Calculation Agent

The Principal Paying Agent has, in the Agency Agreement, agreed to act as Calculation Agent in respect of each Series of Notes unless the Dealer (or one of the Dealers) through whom such Notes are issued has agreed with the Issuer to act as Calculation Agent (or the Issuer otherwise agrees to appoint another institution to act as Calculation Agent) in respect of such Notes.

8.2	Mandated Dealer as Calculation Agent

In relation to any Series of Notes in respect of which the Issuer and the Mandated Dealer have agreed that the Mandated Dealer shall act as Calculation Agent and the Mandated Dealer is named as the Calculation Agent in the relevant Final Terms:

8.2.1
Appointment: the Issuer appoints the Mandated Dealer as Calculation Agent in respect of such Series of Notes on the terms of the Agency Agreement (and with the benefit of the provisions thereof) and the Terms and Conditions; and

8.2.2
Acceptance: the Mandated Dealer accepts such appointment and shall perform all matters expressed to be performed by it in, and otherwise comply with, the Terms and Conditions and the provisions of the Agency Agreement.

9.	AUTHORITY TO DISTRIBUTE DOCUMENTS

Subject as provided in Clause 7 (Selling Restrictions), the Issuer hereby authorises each of the Dealers on their behalf to provide or make to actual and potential purchasers of Notes:

9.1	Documents

Copies of the Base Prospectus, any Drawdown Prospectus and any other documents entered into in relation to the Programme.

9.2	Representations

Information and representations consistent with the Base Prospectus, any Drawdown Prospectus and any other documents entered into in relation to the Programme and any other documents as the Issuer shall approve in advance for Dealers to use in connection therewith.

9.3	Other information

Such other documents and additional information as the Issuer shall supply to the Dealers or approve for the Dealers to use or such other information as is in the public domain.

10.	STATUS OF THE ARRANGER

Each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Base Prospectus, any Drawdown Prospectus, any Final Terms, this Agreement or any information provided in connection with the Programme or (b) the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any Tranche.

11.	FEES AND EXPENSES

11.1	Issuer’s costs and expenses

The Issuer is responsible for payment of the reasonable and proper costs, charges and expenses (and any applicable value added tax):
11.1.1
Professional advisers: of the legal, accountancy and other professional advisers instructed by the Issuer in connection with the establishment and maintenance of the Programme, the preparation of the Base Prospectus, any

Drawdown Prospectus or the issue and sale of any Notes or the compliance by the Issuer with its obligations hereunder or under any Relevant Agreement (including, without limitation, the provision of legal opinions and comfort letters as and when required by the terms of this Agreement or any Relevant Agreement);

11.1.2	Arranger’s advisers: of any legal and other professional advisers instructed by the Arranger in connection with the establishment and maintenance of the Programme;

11.1.3
Legal Documentation: incurred in connection with the preparation and delivery of this Agreement, the Agency Agreement, the Trust Deed, the Programme Manual and any Relevant Agreement and any other documents connected with the Programme or any Notes;

11.1.4
Printing: of and incidental to the setting, proofing, printing and delivery of the Base Prospectus, any Drawdown Prospectus, any Final Terms and any Notes (in global or definitive form) including inspection and authentication;

11.1.5	Agents: of the other parties to the Agency Agreement;

11.1.6
Listing and trading: incurred at any time in connection with the application for any Notes to be admitted to listing, trading and/or quotation by any competent authorities, stock exchanges and/or quotation systems and the maintenance of any such admission(s);

11.1.7	Advertising: of any advertising agreed upon between the Issuer and the Arranger or the Mandated Dealer; and

11.1.8	Ratings: the cost of obtaining any credit rating for the Notes.
11.2	Taxes

All payments in respect of the obligations of the Issuer under this Agreement and each Relevant Agreement shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States of America or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as will result in the receipt by the relevant Dealer of such amounts as would have been received by it if no such withholding or deduction had been required.

11.3	Stamp Duties

The Issuer shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the establishment of the Programme, the issue, sale or delivery of Notes and the entry into, execution and delivery of this Agreement, the Agency Agreement, the Trust Deed, each Relevant Agreement and each Final Terms and shall indemnify each Dealer against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it may incur or which may be made against it as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

12.	NOTICES

12.1	Addressee for notices

All notices and communications hereunder or under any Relevant Agreement shall be made in writing and in English (by letter or fax) and shall be sent to the addressee at the address or fax number specified against its name in Schedule 5 (Notice and Contact Details) to the Programme Manual (or, in the case of a Dealer not originally party hereto, specified by notice to the Issuer and the other Dealers at or about the time of its appointment as a Dealer) and for the attention of the person or department therein specified (or as aforesaid) or, in any case, to such other address or fax number and for the attention of such other person or department as the addressee has by prior notice to the sender specified for the purpose.

12.2	Effectiveness

Every notice or other communication sent in accordance with Clause 12.1 (Addressee for notices) shall be effective upon receipt by the addressee provided, however, that any such notice or other communication which would otherwise take effect (a) on a day which is not a business day in the place of the addressee or (b) after 4.00 p.m. on any particular day shall not, in either case, take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

13.	CHANGES IN DEALERS

13.1	Termination and appointment

The Issuer may:
13.1.1
Termination: by thirty days’ notice in writing to any Dealer, terminate this Agreement in relation to such Dealer (but without prejudice to any rights or obligations accrued or incurred on or before the effective date of termination and in particular but without limitation the validity of any Relevant Agreement); and/or

13.1.2
New Dealer: at any time nominate any institution as a new Dealer hereunder in respect of the Programme, in which event, upon the confirmation by such institution of a letter in the terms or substantially in the terms set out in Schedule 4 (Form of Dealer Accession Letter) to the Programme Manual or on any other terms acceptable to the Issuer and such institution, such institution shall (subject to the terms of such Dealer’s confirmation) become a party hereto with all the authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer hereunder; and/or

13.1.3	Dealer for a day: nominate any institution as a new Dealer hereunder only in relation to a particular Tranche, in which event, upon the confirmation by such institution of a letter in the terms or substantially in the terms set out in Schedule 4 (Form of Dealer Accession Letter) to the Programme Manual or pursuant to an agreement in or substantially in the form of Schedule 3 (Pro Forma Subscription Agreement) or on any other terms acceptable to the Issuer and such institution, such institution shall (subject to the terms of such Dealer’s confirmation) become a party hereto with all the authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer hereunder provided that:

(a)	such authority, rights, powers, duties and obligations shall extend to the relevant Tranche only; and

(b)
following the issue of the Notes of the relevant Tranche, the relevant new Dealer shall have no further authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of the relevant Tranche.

13.2	Resignation

Any Dealer may, by thirty days’ written notice to the Issuer, resign as a Dealer under this Agreement (but without prejudice to any rights or obligations accrued or incurred on or before the effective date of resignation and in particular the validity of any Relevant Agreement).

13.3	Notification

The Issuer will notify existing Dealers appointed generally in respect of the Programme and the Principal Paying Agent of any change in the identity of other Dealers appointed generally in respect of the Programme as soon as reasonably practicable thereafter.

14.	ASSIGNMENT

14.1	Successors and assigns

This Agreement shall be binding upon and shall inure for the benefit of the Issuer and the Dealers and their respective successors and permitted assigns.

14.2	Issuer

The Issuer may not assign its rights or transfer its obligations under this Agreement or any Relevant Agreement, in whole or in part, without the prior written consent of each of the Dealers or, as the case may be, the Relevant Dealer(s) (such consent not to be unreasonably withheld or delayed) and any purported assignment or transfer without such consent shall be void.

14.3	Dealers

No Dealer may assign any of its rights or delegate or transfer any of its obligations under this Agreement or any Relevant Agreement, in whole or in part, without the prior written consent of the Issuer and any purported assignment or transfer without such consent shall be void, except for an assignment and transfer of all of a Dealer’s rights and obligations hereunder in whatever form such Dealer determines may be appropriate to a partnership, corporation, trust or other organisation in whatever form that may succeed to, or to which the Dealer transfers, all or substantially all of such Dealer’s assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such transfer and assumption of obligations, such Dealer shall be relieved of, and fully discharged from, all obligations hereunder and any Relevant Agreement, whether such obligations arose before or after such transfer and assumption.

15.	CURRENCY INDEMNITY

15.1	Non-contractual currency

Any amount received or recovered by a Dealer from the Issuer in a currency other than that in which the relevant payment is expressed to be due (the “Contractual Currency”) as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction or otherwise in respect of any sum due to it from the Issuer in connection with this Agreement, shall only constitute a discharge to the Dealer to the extent of the amount in the Contractual Currency which such Dealer is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

15.2	Indemnities

If any amount referred to in Clause 15.1 (Non-contractual currency) received or recovered by a Dealer is less than the amount in the Contractual Currency expressed to be due to such Dealer under this Agreement, the Issuer shall indemnify such Dealer against any loss sustained by such Dealer as a result. In any event, the Issuer shall indemnify such Dealer against any cost of making such purchase which is reasonably incurred.

15.3	Separate obligations

The indemnities referred to in Clause 15.2 (Indemnities) constitute a separate and independent obligation from the Issuer’s other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Dealer and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due in connection with this Agreement or any judgment or order. Any such loss aforesaid shall be deemed to constitute a loss suffered by the relevant Dealer and no proof or evidence of any actual loss will be required by the Issuer.

16.	LAW AND JURISDICTION

16.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

16.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) or the consequences of its nullity.

16.3	Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

16.4	Process agent

The Issuer agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to Hunton & Williams at 30 St. Mary Axe, London EC3A 8EP or, if different, its registered office for the time being or at any address of the Issuer in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985. If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer, the Issuer shall, on the written demand of any Dealer addressed to the Issuer and delivered to the Issuer, appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, any Dealer shall be entitled to appoint such a person by written notice addressed to the Issuer and delivered to the Issuer. Nothing in this paragraph shall affect the right of any Dealer to serve process in any other manner permitted by law. This clause applies to Proceedings in England and to Proceedings elsewhere.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Agreement by signing any such counterpart.

18.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1
Selling Restrictions
1.	GENERAL

Each Dealer severally represents, warrants and undertakes to the Issuer that it has complied and will comply with all applicable laws and regulations in each country or jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes the Base Prospectus, any Drawdown Prospectus or any Final Terms or any related offering material, in all cases at its own expense unless agreed otherwise in writing.

2.	UNITED STATES

2.1	No registration under Securities Act

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

2.2	Compliance by Issuer with United States securities laws

The Issuer represents, warrants and undertakes to the Dealers that neither it nor any of its affiliates (including any person acting on behalf of the Issuer or any of its affiliates) has offered or sold, or will offer or sell, any Notes in any circumstances which would require the registration of any of the Notes under the Securities Act and, in particular, that:

2.2.1	No directed selling efforts: neither the Issuer or any of its affiliates nor any person acting on their behalf has engaged or will engage in any directed selling efforts with respect to the Notes; and

2.2.2	Offering restrictions: the Issuer and its affiliates have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act.
2.3	Dealers’ compliance with United States securities laws:

In relation to each Tranche of Notes:
2.3.1	Offers/sales only in accordance with Regulation S: each Dealer represents, warrants and undertakes to the Issuer that it has offered and sold the Notes, and will offer and sell the Notes:
(a)	Original distribution: as part of their distribution, at any time; and

(b)	Outside original distribution: otherwise, until 40 days after the issue date,

only in accordance with Rule 903 of Regulation S under the Securities Act and, accordingly, that:
(i)
No directed selling efforts: neither it nor any of its affiliates (including any person acting on behalf of such Dealer or any of its affiliates) has engaged or will engage in any directed selling efforts with respect to the Notes; and

(ii)	Offering restrictions: such Dealer and its affiliates have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act; and
2.3.2
Prescribed form of confirmation: each Dealer undertakes to the Issuer that, at or prior to confirmation of sale, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration which purchases Notes from it during the distribution compliance period a confirmation or notice in substantially the following form:

“The Securities covered hereby have not been registered under the United States Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, United States persons, (a) as part of their distribution at any time or (b) otherwise until 40 days after the completion of the distribution of the Tranche of Notes of which such Notes are a part, as determined by [Name of Dealer or Dealers, as the case may be], except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

2.3.3
Completion of distribution: each Dealer which has purchased Notes of such Tranche in accordance with this Agreement shall determine and certify to the Mandated Dealer the completion of the distribution of the Notes of such Tranche purchased by it. In the case of a Relevant Agreement between the Issuer and more than one Dealer, the Mandated Dealer shall notify each Relevant Dealer when all Relevant Dealers have certified as provided in this paragraph. In order to facilitate compliance by each Dealer with the foregoing, the Issuer undertakes that, prior to such certification with respect to such Tranche, it will notify each Dealer in writing of each acceptance by the Issuer of an offer to purchase and of any issuance of, Notes or other debt obligations of the Issuer which are denominated in the same currency or composite currency and which have substantially the same interest rate and maturity date as the Notes of such Tranche.

Where the relevant Final Terms for Bearer Notes specifies that the TEFRA D Rules are applicable, the Bearer Notes will be issued in accordance with the provisions of United States Treasury Regulation § 1.163-5(c)(2)(i)(D) (the “TEFRA D Rules”). Where the relevant Final Terms specifies that TEFRA is not applicable, the Notes will not be issued in accordance with the provisions of the TEFRA D Rules.

2.4	The TEFRA D Rules

Where the TEFRA D Rules are specified in the relevant Final Terms as being applicable in relation to any Tranche of Notes, each Dealer represents, warrants and undertakes to the Issuer that:
2.4.1	Restrictions on offers etc.: except to the extent permitted under the TEFRA D Rules:
(a)
No offers etc. to United States or United States persons: it has not offered or sold, and during the restricted period will not offer or sell, any Notes to a person who is within the United States or its possessions or to a United States person; and

(b)
No delivery of definitive Notes in the United States: it has not delivered and will not deliver in definitive form within the United States or its possessions any Notes sold during the restricted period,

2.4.2
Internal procedures: it has, and throughout the restricted period will have, in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes are aware that the Notes cannot be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the TEFRA D Rules; and

2.4.3
Additional provision if United States person: if it is a United States person, it is acquiring the Notes for the purposes of resale in connection with their original issuance and, if it retains Notes for its own account, it will only do so in accordance with the requirements of United States Treasury Regulation §1.163-5(c)(2)(i)(D)(6),

and, with respect to each affiliate of such Dealer (as described in United States Treasury Regulation §1.163-5(c)(2)(i)(D)(4)(iii)) that acquires Notes from such Dealer for the purpose of offering or selling such Notes during the restricted period, such Dealer undertakes to the Issuer that it will obtain from such affiliate for the benefit of the Issuer the representations, warranties and undertakings contained in sub-clauses 2.4.1, 2.4.2 and 2.4.3.

2.5	Interpretation

Terms used in sub-clause 2.2 and 2.3 have the meanings given to them by Regulation S under the Securities Act. Terms used in sub-clause 2.4 have the meanings given to them by the United States Internal Revenue Code and regulations thereunder, including the TEFRA D Rules.

2.6	Index-, commodity- or currency-linked Notes

Each issuance of index-, commodity- or currency-linked Notes shall be subject to additional U.S. selling restrictions as the Relevant Dealer(s) shall agree as a term of the issuance and purchase of such Notes. Each Dealer agrees that it shall offer, sell and deliver such Notes only in compliance with such additional U.S. selling restrictions.

3.	PUBLIC OFFER SELLING RESTRICTION UNDER THE PROSPECTUS DIRECTIVE

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Dealer represents, warrants and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by the Base Prospectus as completed by the Final Terms in relation thereto (or are the subject of the offering contemplated by a Drawdown Prospectus, as the case may be) to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State:

3.1
Authorised institutions: at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities; or

3.2
Significant enterprises: at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, all as shown in its last annual or consolidated accounts; or

3.3
Fewer than 100 offerees: at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

3.4	Other exempt offers: at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in 3.1 to 3.4 above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

4.	SELLING RESTRICTIONS ADDRESSING ADDITIONAL UNITED KINGDOM SECURITIES LAWS

In relation to each Tranche of Notes, each Relevant Dealer represents, warrants and undertakes to the Issuer and each other Relevant Dealer (if any) that:

4.1	No deposit-taking:

In relation to any Notes having a maturity of less than one year:
4.1.1	it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and:

4.1.2	it has not offered or sold and will not offer or sell any Notes other than to persons:
(a)	whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

(b)	who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses, where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer.
4.2	Financial promotion

It has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer.

4.3	General compliance

It has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

5.	JAPAN

Each Dealer understands that the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, each Dealer undertakes that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organised under the laws of Japan.

SCHEDULE 2
Initial Conditions Precedent
1.	Constitutive documents

A certified true copy of the amended and restated Articles of Incorporation and amended and restated By-laws of the Issuer.

2.	Authorisations

Certified true copies of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of the Issuer authorising the establishment of the Programme, the issue of Notes thereunder, the execution and delivery of the Dealer Agreement, the Agency Agreement, the Trust Deed and the Notes and the performance of the Issuer’s obligations thereunder and the appointment of the persons named in the lists referred to in paragraph 3 below.

3.	Incumbency certificates

In respect of the Issuer, a list of the names, titles and specimen signatures of the persons authorised:
(a)	to sign on its behalf the above mentioned documents;

(b)	to enter into any Relevant Agreement with any Dealer(s);

(c)	to sign on its behalf all notices and other documents to be delivered pursuant thereto or in connection therewith; and

(d)	to take any other action on its behalf in relation to the Programme.
4.	Consents

A certified true copy of any necessary governmental, regulatory, tax, exchange control or other approvals or consents.

5.	Dealer Agreement

The Dealer Agreement, duly executed.

6.	Agency Agreement

The Agency Agreement, duly executed or a conformed copy thereof.

7.	Trust Deed

The Trust Deed, duly executed or a conformed copy thereof.

8.	Programme Manual

The Programme Manual, duly signed for the purposes of identification by the Issuer, the Trustee, the Principal Paying Agent and the Registrar.

9.	Base Prospectus

The Base Prospectus.

10.	Confirmation of admission to listing and trading

Confirmation of the admission of the Programme to listing on the Official List of the FSA and to trading on the Regulated Market of the London Stock Exchange subject only to the issue of Notes.

11.	Legal opinions

Legal opinions from Hunton & Williams LLP and Clifford Chance LLP.

12.	Auditors’ comfort letter

Comfort letter from PricewaterhouseCoopers LLP.

13.	Master global Notes

Confirmation that master temporary and permanent global Notes duly executed by the Issuer have been delivered to the Principal Paying Agent and that master global registered Note certificates duly executed by the Issuer have been delivered to the Registrar.

14.	Ratings

Confirmation from the Issuer of the rating for the Programme obtained from Moody’s Investors Services Limited, Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and Fitch Ratings Limited.

15.	Process agent

A certified copy of a letter from Hunton & Williams agreeing to act as process agent for the Issuer in relation to the Dealer Agreement, the Agency Agreement, the Trust Deed and the Notes.

16.	Issuer Effectuation Authorisation

A duly executed or a conformed copy of the authorisation from the Issuer to each ICSD, to effectuate any Global Notes issued under the Programme and delivered by, or on behalf of the Issuer to that ICSD.

17.	Issuer — ICSD Agreement

A duly executed or a conformed copy of the agreement between the Issuer and the ICSDs with respect to the settlement in the ICSDs of Notes in New Global Note form.

SCHEDULE 3
Pro Forma Subscription Agreement
PHILIP MORRIS INTERNATIONAL INC.
EURO MEDIUM TERM NOTE PROGRAMME
[CURRENCY][AMOUNT]
[FIXED RATE/FLOATING RATE] NOTES DUE [MATURITY]

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made on [date]
BETWEEN:
(1)	PHILIP MORRIS INTERNATIONAL INC. (“the Issuer”);

(2)	[•] as lead manager (the “Lead Manager”); and

(3)	[•], [•] and [•] (together with the Lead Manager, the “Managers”).
WHEREAS:
(A)	The Issuer has established a Euro Medium Term Note Programme (the “Programme”) in connection with which they have entered into dealer agreement dated 13 March 2009 (the “Dealer Agreement”).

(B)
Pursuant to the Dealer Agreement, the Issuer is entitled to sell Notes (as defined in the Dealer Agreement) issued under the Programme to institutions who become Dealers in relation to a particular Tranche of Notes only. Each of the Managers is either a Dealer in relation to the Programme or has agreed to become a Dealer in relation to the Notes (as defined below) pursuant to the provisions of this Agreement.

(C)	The Issuer proposes to issue [description of Notes] Notes due [maturity date] (the “Notes”) and the Managers wish to subscribe such Notes.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Relevant Agreement

This Agreement is a “Relevant Agreement” as that term is defined in the Dealer Agreement and each of the Managers is a Dealer on the terms set out in the Dealer Agreement, save as expressly modified herein. This Agreement is supplemental to, and should be read and construed in conjunction with, the Dealer Agreement.

1.2	The Notes

The Notes are issued under the Programme and accordingly are Notes as defined in and for the purposes of the Dealer Agreement, the Agency Agreement and the Trust Deed.

1.3	Defined terms and construction

All terms and expressions which have defined meanings in the Dealer Agreement shall have the same meanings in this Agreement except where the context requires otherwise or unless otherwise stated. In the event of any conflict or inconsistency between the provisions of this Agreement and the Dealer Agreement, the provisions of this Agreement shall apply. The provisions of Clauses 1.2 (Clauses and Schedules) to 1.5 (Headings) of the Dealer Agreement shall apply to this Agreement mutatis mutandis.

2.	NEW DEALER(S)

2.1	Appointment

It is agreed that each of [          ], [          ] and [          ] (for the purposes of this paragraph 2, a “New Dealer”) shall become a Dealer upon the terms of the Dealer Agreement with all the authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer under the Dealer Agreement provided that:

2.1.1	Notes only: such authority, rights, powers, duties and obligations shall extend to the Notes only; and

2.1.2
Termination: following the issue of the Notes, each New Dealer shall have no further authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of the Notes.

2.2	Conditions precedent documents

Each New Dealer confirms that it has received sufficient copies of such of the conditions precedent documents and confirmations listed in Schedule 2 (Initial Conditions Precedent) to the Dealer Agreement as it has requested, that these have been found satisfactory to it and that the delivery of any of the other documents or confirmations listed in Schedule 2 (Initial Conditions Precedent) to the Dealer Agreement is not required.

3.	ISSUE OF THE NOTES
3.1	Final Terms

The Issuer confirms that it has approved the final terms (the “Final Terms”) dated [date] in connection with the issue of the Notes and confirms that the Final Terms is an authorised document for the purposes of Clause 9 (Authority to Distribute Documents) of the Dealer Agreement.

3.2	Undertaking to issue

The Issuer undertakes to the Managers that, subject to and in accordance with the provisions of this Agreement, the Notes will be issued on [date] (the “Issue Date”), in accordance with this Agreement and the Agency Agreement.

3.3	Undertaking to subscribe

The Managers undertake to the Issuer that, subject to and in accordance with the provisions of this Agreement, they will subscribe and pay for the Notes on the Issue Date at [figure] per cent. of the aggregate principal amount of the Notes (the “Issue Price”) [plus (if the Issue Date is postponed in accordance with Clause [6.2] (Postponed closing)) any accrued interest in respect thereof]. The obligations of the Managers under this sub-clause are joint and several.

3.4	[Fixed price re-offering

Each Manager represents, warrants and agrees that, prior to being notified by the Lead Manager that the Notes are free to trade, it has not offered or sold and will not offer or sell (and has procured and will procure that none of its subsidiaries or affiliates offers or sells) any Notes at a price less than the offered price set by the Lead Manager.]
3.5	[Agreement among Managers

The execution of this Agreement on behalf of all parties hereto will constitute acceptance by each Manager of the ICMA Agreement Among Managers Version 1 subject to any amendment notified to such Manager in writing at any time prior to the earlier of the receipt by the Lead Manager of the document appointing such Manager’s authorised signatory and its execution of this Agreement.]

4.	ADDITIONAL REPRESENTATIONS AND WARRANTIES [AND UNDERTAKINGS]

[Consider carefully any additional representations and warranties and/or undertakings which may be required in relation to the Notes.]

[Where an issue of Notes is structured on a “retention” (as opposed to “pot”) basis, the Lead Manager should consider carefully whether any amendment needs to be made to paragraph 2.3.3 of Schedule 2 to the Dealer Agreement.]

5.	FEES AND EXPENSES

5.1	Combined management and underwriting commission

The Issuer shall, on the Issue Date, pay to the Lead Manager for the account of the Managers a combined management and underwriting commission of [figure] per cent. of the aggregate principal amount of the Notes. Such commission shall be deducted from the Issue Price.

OPTION 1 (SELLING COMMISSION)
5.2	Selling commission

The Issuer shall, on the Issue Date, pay to the Lead Manager for the account of the Managers a selling commission of [figure] per cent. of the aggregate principal amount of the Notes. Such commission shall be deducted from the Issue Price.

OPTION 2 (SELLING CONCESSION)
5.2	Selling concession

The Issuer shall allow to the Managers a selling concession of [figure] per cent. of the principal amount of each Note. Such concession shall be deducted from the Issue Price.
[END OF OPTIONS]
[NOTE — CARE SHOULD BE TAKEN TO ENSURE THAT CLAUSE 5.3 IS ADAPTED AS NECESSARY TO REFLECT THE AGREEMENT BETWEEN THE LEAD MANAGER AND THE ISSUER AS TO FEES AND EXPENSES.]

5.3	Management expenses
OPTION 1 (FIXED SUM IN LIEU OF REIMBURSEMENT OF EXPENSES)
The Issuer shall pay to the Lead Manager on demand [currency][amount] in lieu of reimbursement of any reasonable legal fees and expenses and any travelling, communication, courier, postage and other out-of-pocket expenses incurred by it in connection with the management of the issue of the Notes. Such amount may be deducted from the Issue Price.
OPTION 2 (REIMBURSEMENT OF EXPENSES IN FULL)
The Issuer shall reimburse the Lead Manager on demand for all reasonable legal fees and expenses and any travelling, communication, courier, postage and other reasonable out-of-pocket expenses incurred by it in connection with the management of the issue of the Notes. Any amount due to the Lead Manager under this sub-clause may be deducted from the Issue Price.
OPTION 3 (REIMBURSEMENT OF EXPENSES SUBJECT TO CAP)
The Issuer shall reimburse the Lead Manager on demand for all reasonable legal fees and expenses and any travelling, communication, courier, postage and other reasonable out-of-pocket expenses incurred by it in connection with the management of the issue of the Notes; provided, however, that the aggregate liability of the Issuer under this sub-clause shall not exceed [currency][amount]. Any amount due to the Lead Manager under this sub-clause may be deducted from the Issue Price.
OPTION 4 (EXPENSES SIDE LETTER)
The arrangements relating to costs and expenses incurred in connection with the issue of the Notes will be separately agreed between the Issuer and the Lead Manager.
It is expressly agreed for the purposes of Clause 3.4 (Termination of Relevant Agreement) of the Dealer Agreement that the Issuer shall remain liable pursuant to this Clause [5.3] (Expenses) in respect of such fees and expenses incurred by the Lead Manager prior to or in connection with such termination notwithstanding the termination of this agreement.
END OF OPTIONS
6.	CLOSING
6.1	Closing
Subject to Clause [6.3] (Conditions precedent), the closing of the issue shall take place on the Issue Date, whereupon:
OPTION 1 (BEARER NOTES)
6.1.1	Delivery of [Temporary/Permanent] Global Note: the Issuer shall deliver the [Temporary/Permanent] Global Note, duly executed on behalf of the Issuer and authenticated in accordance with the Agency Agreement, to a [common depositary]/[common safekeeper] designated for the purpose by Euroclear and Clearstream, Luxembourg for credit on the Issue Date to the accounts of Euroclear and Clearstream, Luxembourg with such [common depositary]/[common safekeeper].
6.1.2
Payment of net issue proceeds: against such delivery, the Managers shall procure the payment of the net proceeds of the issue of the Notes (namely the Issue Price [plus accrued interest] less the fees and expenses that are to be deducted pursuant to Clause [5] (Fees and Expenses)) to the Issuer by credit transfer in [currency] for [immediate/same day] value to such account as the Issuer has designated to the Lead Manager.

OPTION 2 (REGISTERED NOTES)
6.1.1	Global Registered Note: the Issuer shall:
(a)
Registration: cause the Notes to be registered in the name of a nominee for a common depositary designated for the purpose by Euroclear and Clearstream, Luxembourg for credit on the Closing Date to the accounts of Euroclear and Clearstream, Luxembourg with such common depositary; and

(b)	Delivery: deliver the Global Registered Note, duly executed on behalf of the Issuer and authenticated in accordance with the Agency Agreement, to such common depositary; and
6.1.2
Payment of net issue proceeds: against such registration and delivery, the Managers shall procure the payment of the net proceeds of the issue of the Notes (namely the Issue Price [plus accrued interest] less the fees and expenses that are to be deducted pursuant to Clause [5] (Fees and Expenses)) to the Issuer by credit transfer in [currency] for [immediate/same day] value to such account as the Issuer has designated to the Lead Manager.

[END OF OPTIONS]
6.2	Postponed closing

The Issuer and the Lead Manager (on behalf of the Managers) may agree to postpone the Issue Date to another date not later than [date - usually 14 days after the scheduled date for closing], whereupon all references herein to the Issue Date shall be construed as being to that later date.

6.3	Conditions precedent

The Managers shall only be under obligation to subscribe and pay for the Notes if the conditions precedent set out in Clause 3.1 (Conditions precedent to first issue of Notes) and Clause 3.2 (Conditions precedent to any issue of Notes) of the Dealer Agreement have been satisfied including, without prejudice to the foregoing, the receipt by the Lead Manager (on behalf of the Managers) on the [Issue Date]/[last day preceding the

Issue Date on which banks are open for general business and on which dealings in foreign currency may be carried on in London (the “Pre-closing Date”)] of the following:
6.3.1
Legal opinions: pursuant to Clause 3.2.10 (Legal opinions and comfort letters etc.) of the Dealer Agreement, legal opinions dated the Issue Date and addressed to the Managers from Hunton & Williams LLP, [Managers’ local counsel] and Clifford Chance LLP;

6.3.2
Closing certificates: pursuant to Clause 3.2.8 (Certificate) of the Dealer Agreement, closing certificates relating to the Issuer dated the Issue Date, addressed to the Managers and signed by a director or other equivalent senior officer on behalf of the Issuer;

6.3.3
Comfort letters: pursuant to Clause 3.2.10 (Legal opinions and comfort letters etc.) of the Dealer Agreement, comfort letters dated the date of this Agreement and the Issue Date and addressed to the Managers from PricewaterhouseCoopers LLP; and

6.3.4	[Others: pursuant to Clause 3.2.10 (Legal opinions and comfort letters etc.) of the Dealer Agreement, [such other conditions precedent as the Lead Manager may require.]]
7.	SURVIVAL

The provisions of this Agreement shall continue in full force and effect notwithstanding the completion of the arrangements set out herein for the issue of the Notes and regardless of any investigation by any party hereto.

8.	TIME

Any date or period specified herein may be postponed or extended by mutual agreement among the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

9.	NOTICES

Any notification hereunder to the Issuer shall be made in accordance with the provisions of Clause 12 (Notices) of the Dealer Agreement and, in the case of notification to the Managers, shall be to the Lead Manager by fax or in writing at:

[ ]

Fax: [ ]

Attention: [ ]
10.	GOVERNING LAW AND JURISDICTION

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. The provisions of Clause 16 (Law and Jurisdiction) of the Dealer Agreement shall be deemed to be incorporated by reference into this Agreement mutatis mutandis.

11.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Agreement by signing any such counterpart.

12.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.
The Issuer
PHILIP MORRIS INTERNATIONAL INC.
By:
The Managers
[•]
[•]
[•]
By:

SIGNATURES
The Issuer
PHILIP MORRIS INTERNATIONAL INC.
By: /s/ MARCO KUEPFER

VP FINANCE & TREASURER
The Arranger
DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ IAN WHEELER	/s/ ANNEROSE SCHULTE
The Dealers
BANCA IMI S.p.A.
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
BANCO SANTANDER, S.A.
BARCLAYS BANK PLC
BNP PARIBAS
CITIGROUP GLOBAL MARKETS LIMITED
CREDIT SUISSE SECURITIES (EUROPE) LIMITED
DEUTSCHE BANK AG, LONDON BRANCH
GOLDMAN SACHS INTERNATIONAL
HSBC BANK PLC
ING BANK N.V.
J.P. MORGAN SECURITIES LTD.
SOCIÉTÉ GÉNÉRALE
THE ROYAL BANK OF SCOTLAND PLC
By: /s/ ANNEROSE SCHULTE

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